EXHIBIT 10.16


                           IDANTA PARTNERS LTD.
                        4660 LaJolla Village Drive
                                 Suite 775
                       San Diego, California  92122
                              (619) 452-9690
                            Fax (619) 452-2013

                             November 29, 1993



Mr. Kim Edwards
By Federal Express to:
Turkey Creek Subdivision
10603 N.W. 67th Way
Alachua, Florida  32615
And By Mail to:
Box 43
Turkey Creek
Alachua, Florida  32615

Dear Kim:

As we discussed on the telephone this morning, Tony Craig, while he still has some calls outstanding, has essentially completed his reference checks and our offer to you of the position of President/CEO at Iomega Corporation is unqualified. This letter is to document the details of our offer:

Cash Compensation: $240,000 initial base salary plus a cash bonus which could amount to $160,000. The details of how the bonus will be structured are to be worked out between you and Tony Craig for approval by the Board.
I am hoping that you will work out a program which will be satisfactory for a number of years. As we discussed, it may be that criteria change over the years, but hopefully by a pre-arranged formula. We also agreed that notwithstanding the company's performance against the established criteria, the minimum bonus for 1994 would be $80,000.

Stock Options: You will receive, at the time of your employment, options on 200,000 shares of Iomega common stock at a price equal to the market price at the close of business on the last day of trading before you join. 20% of the options will vest as of your starting date and 20% will vest on each of the four subsequent anniversary dates.

Benefits: All benefits, including medical insurance, dental insurance, life insurance, 401k, four weeks' vacation, etc. will go into full effect immediately upon employment.

Relocation Expenses: Coverage of all normal expenses associated with buying and selling a home, temporary storage charges, house hunting, moving insurance, and temporary living costs.

Mr. Kim Edwards
Page Two
November 29, 1993


Transfer Allowance: A lump sum of one month's salary (grossed up for state and federal taxes) to compensate for miscellaneous and settling-in expenses.

Home Sale Protection: Iomega will reimburse the difference between the actual selling price of your home and the average of the highest two of three appraisals if the actual selling price is less than the average of the two highest appraisals. In the event that the home has not sold after six months from the initial listing, Iomega will purchase the home at the average of the two highest of three appraisals.

Tax Offset: Iomega will defray the total tax effects on all items of reimbursable expense which is considered taxable income and for which no corresponding tax deduction is available. The amount of tax defrayal will be determined by using your anticipated income tax rate and will be added to your gross income.

Employment Contract: Severance of up to twelve months' salary if discharged for reasons other than fraud or other illegal acts. Severance pay will be paid at the annual salary rate prevailing at the time of discharge on a monthly basis until you are re-employed. If you are re-employed at less than your ending salary rate at Iomega, payments for the differential will be made until the expiration of the twelve-month period. You agree, if terminated, to use reasonable efforts to find re-employment.

Employment Date:  Employment to be effective January 1, 1994.

I hope the foregoing is satisfactory and covers the items we have discussed. If you feel there are any discrepancies, please let me know.

I hope you and your wife have an enjoyable visit to Utah. It's too bad you don't have time to do a little skiing. I understand it is very good.

Best regards,

Sincerely,



David J. Dunn

DJD:kc

cc:  Board of Directors